Exhibit 99.1

NEWS
Anadarko Names R. A. Walker President and Chief
Operating Officer
HOUSTON, Feb. 17, 2010 — Anadarko Petroleum Corporation (NYSE: APC) today announced that its Board of Directors has promoted Al Walker to President and Chief Operating Officer. Jim Hackett, formerly Chairman, President and CEO, will remain as Chairman and CEO.
     “After being named Chief Operating Officer in early 2009, Al has worked well with the E&P team to deliver one of the best exploration, operational and equity-performance years in the company’s history,” Anadarko Chairman and CEO Jim Hackett said. “Al’s promotion to President recognizes his contributions to Anadarko’s success and advances the company’s management development and executive leadership for the future.”
     Walker has more than 25 years of experience in the energy industry, with a focus on exploration and production. He joined Anadarko in 2005 as Sr. Vice President, Finance and Chief Financial Officer. Walker played a significant role in identifying, negotiating and integrating Anadarko’s corporate acquisitions in 2006 and in the disposition of certain assets that were the source of the company’s debt reduction that followed. Walker’s energy background also includes extensive experience in finance and other executive leadership roles.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2009, Anadarko had approximately 2.3 billion barrels of oil equivalent of proved reserves, making it one of the world’s largest independent oil and natural gas exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462